Exhibit 10.3

April 27, 2012

Lewis C. Pell
40 Ramland Road South, Suite 200
Orangeburg, NY 10962

Dear Mr. Pell:

Reference is made to that certain Amended and Restated Revolving Loan Agreement, dated as of September 30, 2011 (the “Loan Agreement”), between you and Vision-Sciences, Inc. (the “Company”), pursuant to which you have made certain Loans to the Company.  Terms used but not defined in this Letter shall have the meaning assigned thereto in the Loan Agreement.

Reference is further made to the Purchase Agreement between the Company and Lincoln Park Capital Fund, LLC (“LPC”), dated as of the date hereof (the “Purchase Agreement”) pursuant to which, LPC agreed to purchase Common Stock of the Company from time to time.

You hereby confirm and agree that the provisions of Section 6(b) of the Loan Agreement shall be deemed not to apply to the transactions contemplated by the Purchase Agreement, such that the consummation of the transactions contemplated by the Purchase Agreement shall not and will not require the Company to repay all or any portion of the Loans made under the Loan Agreement notwithstanding the provisions of Section 6(b) of the Loan Agreement that would otherwise have required the Company to repay a portion of the Loans.

Except for the consent and agreement set forth above, this Letter shall not otherwise amend or modify any provision of the Loan Agreement, which shall remain in full force and effect.

If the foregoing correctly sets forth our mutual understanding regarding the subject matter hereof, please so indicate by signing in the space provided below.

Very truly yours,

VISION-SCIENCES, INC.

By: /s/ Cynthia Ansari
             Name:   Cynthia Ansari,
              Title:     Chief Executive Officer

ACKNOWLEDGED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN:

/s/ Lewis C. Pell
Lewis C. Pell